Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TerraForm Power, Inc. 2018 Amended and Restated Long-Term Incentive Plan of Brookfield Renewable Corporation of our reports dated March 17, 2020, with respect to the consolidated financial statements of TerraForm Power, Inc., and the effectiveness of internal control over financial reporting of TerraForm Power, Inc., included in Amendment No. 1 of the Annual Report on Form 20-F of Brookfield Renewable Partners L.P. for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 31, 2020